FORM OF PRINCIPAL UNDERWRITING AGREEMENT


                       PRINCIPAL UNDERWRITING AGREEMENT


      AGREEMENT made as of the ____ day of ____, 1995 by and between Connecticut Mutual Life Insurance Company, ("CML"), on its own behalf and on behalf of CML/OFFITBANK Variable Annuity Separate Account ("Separate Account"), and Connecticut Mutual Financial Services, LLC, a Connecticut limited liability corporation ("CMFS, LLC").

      WHEREAS, the Account was established on September 15, 1995 pursuant to a authority granted by CML's Board of Directors, in order to set aside and invest assets attributable to certain variable annuity contracts ("Contracts") issued by CML;

      WHEREAS, CML has registered the Separate Account under the Investment Company Act of 1940 as amended (the "1940 Act") and will register the Policies under the Securities Act of 1933;

      WHEREAS, CMFS, LLC is registered as a broker/dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. ("NASD");

      WHEREAS, CML and the Separate Account desire to have Policies sold and distributed through CMFS, LLC and CMFS, LLC is willing to sell and distribute such Policies under the terms stated herein; and

      WHEREAS, CMFS, LLC may desire to appoint CML, the issuer, as its agent to receive money and perform other services.

                                  WITNESSETH:

In consideration of the covenants hereinafter contained CML and CMFS, LLC agree as follows:

1. UNDERWRITER. CML hereby appoints CMFS, LLC as principal underwriter of the Contracts during the term of this Agreement. CML reserves the right, however, to refuse at any time or times to sell any Contracts hereunder for any reason, and CML maintains ultimate responsibility for issuing the Contracts.

2. UNDERTAKINGS REGARDING SALES. CMFS, LLC shall use reasonable efforts to sell the Contracts but does not agree hereby to sell any specific number of Contracts and shall be free to act as issuer of other securities. All premiums for Policies shall be held in a fiduciary capacity and remitted promptly (and in any event within 30 days) in full together with such application, forms and any other required documentation to CML. CMFS,
    LLC hereby appoints CML as agent of CMFS, LLC to receive premiums in
    CMFS, LLC's behalf. Checks or money orders in payment of premiums shall be drawn to the order of "Connecticut Mutual Life Insurance". CMFS, LLC agrees to offer the Policies for sale in accordance with the prospectus then in effect.  CMFS, LLC is not authorized to give any information or to
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    make any representations concerning the Policies other than those contained in the current prospectus filed with the SEC or in such sales literature as may be authorized by CML. CML shall review and approve all advertising concerning the Policies.

3. COMPLIANCE. CMFS, LLC shall conform to the Rules of Fair Practice of the NASD, and the securities laws of any jurisdiction in which it sells, directly or indirectly, any Policies. CMFS, LLC shall take reasonable steps to ensure that its associated persons sell Policies to persons for whom the Policy is suitable. CMFS, LLC agrees to make timely filings with the SEC, the NASD, and such other regulatory authorities as may be required of any sales literature relating to the Policies and intended for distribution to prospective investors. CMFS, LLC also agrees to furnish to CML sufficient copies of any agreements or plans it intends to use in connection with any sales of Policies. CMFS, LLC further agrees to provide information or reports with respect to its services hereunder pursuant to request by any regulatory authority having jurisdiction with respect thereto, in order that such regulatory authority may ascertain whether CML's variable life insurance operations are being conducted in a manner consistent with applicable laws and regulations.

4. REGISTRATION AND QUALIFICATION OF POLICIES. CML agrees to execute such papers and to do such acts and things as shall from time-to-time be reasonably requested by CMFS, LLC for the purpose of qualifying and maintaining qualification of the Contracts for sale under applicable state law and for maintaining the registration of the Account and interests therein under the federal Securities Act of 1933 and the federal Investment Company Act of 1940, as amended; to the end that there will be available for sale from time-to-time such amount of the Policies as CMFS, LLC may reasonably be expected to sell. CML shall advise CMFS, LLC promptly of
    (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Account, or rights to offer the Contracts for sale, and (b) the happening of any event which makes untrue any statement or which requires the making of any change in the registration statement or prospectus in order to make the statements therein not misleading.

5. CMFS, LLC INDEPENDENT CONTRACTOR. CMFS, LLC shall be an independent contractor. CMFS, LLC is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agent or employees. CMFS, LLC assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder. All persons selling Contracts shall be duly licensed as insurance agents pursuant to applicable state laws, and CML shall have responsibility for arranging for such licensing. CMFS, LLC and CML may jointly enter into sales agreements with other independent broker-dealers for the sale of Policies. Notwithstanding the above, CML expressly reserves to itself the ultimate responsibility and authority for direction and control of the underwriting services provided hereunder; including the ultimate right to appoint and discharge agents selling Contracts, and ultimate control over, and responsibility for, marketing the Contracts.
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6.  EXPENSES PAID BY CM LIFE.  While CMFS, LLC continues to act as agent of CML to obtain subscriptions for and to sell Contracts, and PROVIDED CMFS, LLC receives no commission for the sale of the Contracts, CML shall pay the following:

    (a) all expenses of printing and distributing any prospectus for use in offering the Contracts for sale, and all other copies of any such prospectus used by CMFS, LLC, and

    (b) all other expenses of advertising and of preparing, printing and distributing all other literature or material for use in connection with offering the Contracts for sale.

7. INTERESTS IN AND OF CMFS, LLC. It is understood that any of the policyholders, directors, officers, employees and agents of CML may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, CMFS, LLC, any affiliated person of CMFS, LLC, any organization in which CMFS, LLC may have an interest or any organization which may have an interest in CMFS, LLC; that CMFS, LLC, any such affiliated person or any such organization may have an interest in CML; and that the existence of any such dual interest shall not affect the validity hereof or of any transaction hereunder except as otherwise provided in the Charter, Articles of Incorporation, or By-Laws of CML and CMFS, LLC, respectively, or by specific provision of applicable law.

8. COMPENSATION FOR SALES OF POLICIES AND APPOINTMENT OF CML AS AGENT OF CMFS, LLC.

    (a) For sales of the Policies by associated persons of CMFS, LLC and the continuing obligations of CMFS, LLC set forth herein, CML shall pay to insurance agents of CML who are also associated persons of CMFS, LLC on behalf of CMFS, LLC the commissions set forth in Schedule A to this Agreement, as such Schedule may be amended from time-to-time. For Policies sold under agreements that CMFS, LLC and CML enter into with other broker-dealers, CML shall pay on behalf of CMFS, LLC, the commissions set forth in Schedule B to this Agreement, as such Schedule may be amended from time-to-time.

    (b) CML agrees to maintain all required books of account and related financial records on behalf of CMFS, LLC. All such books and records shall be maintained and preserved pursuant to Rules 17a-3 and 17a-4 under the Securities Exchange Act (or the corresponding provisions of any future federal securities laws or regulations). In addition, CML agrees to maintain records of all sales commissions paid to the associated persons of CMFS, LLC and any other broker-dealers pursuant to paragraph (a) above for the sale of the Policies. All such books and records shall be owned by and under the control of CML. CML also agrees to send to CMFS, LLC's customers all required confirmations of customer transactions, and on behalf of CMFS, LLC to pay all sales commissions due and payable to full time life insurance agents of CML who are also associated persons of CMFS, LLC and/or to other broker-dealers duly authorized by CMFS, LLC to sell the Policies.

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9.  INDEMNIFICATION.

    (a) CML agrees to indemnify and hold harmless CMFS, LLC and each director or officer thereof and each person, if any, who is associated with CMFS, LLC within the meaning of the Securities Exchange Act of 1934 against any and all loss, liability, claims, damage, and expenses whatsoever (including any and all expenses reasonably incurred in investigating or defending against any litigation commenced or threatened or any claim whatsoever) arising out of any untrue or alleged untrue registration statement, or sales material relating to the Contracts prepared by CM Life or supplied to CMFS, LLC by CML or in any application ("application") filed in any state in order to qualify the same for sale or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) CMFS, LLC agrees to indemnify and hold harmless CML and each director or officer thereof, and each person, if any who controls CM Life within the meaning of the Securities Act of 1933, its agents, subsidiaries and employees, against any and all loss, liability, claims, damages, and expense whatsoever (including but not limited to any and all expenses reasonably incurred in investigating or defending against any litigation commenced or threatened or any claim whatsoever) arising out of any untrue or alleged untrue statement or representation made (except as such statements may be made in reliance on the prospectus, registration statement and sales material supplied by CML), the failure to deliver a currently effective prospectus (provided that CMFS, LLC shall be entitled to rely on representations by CML as to which prospectus is currently effective at any point in time and CMFS, LLC shall not be liable for delivering a prospectus that is not currently effective at the time of delivery thereof due to a misrepresentation of the currency thereof by CML or other failure by CML to notify CMFS, LLC that such prospectus was no longer effective) or the use of any unauthorized sales literature by CMFS, LLC (or its employees), in connection with the sale of the Contracts.

    (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any such litigation or claim, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability, which it may have to any indemnified party otherwise than under this Section. In case any such litigation or claim is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than the reasonable cost of investigation.

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10. LIABILITY.  Each party shall be liable for its own misconduct and negligence hereunder.

11. EFFECTIVE DATE AND TERMINATION. This Agreement shall become effective as of the date of its execution and delivery, and shall supersede any prior Principal Underwriting Agreement which may exist between the parties, and:

    (a) shall continue in force from year-to-year, subject to prior termination as provided herein;

    (b) may at any time be terminated on sixty days' written notice to CMFS, LLC by CML;

    (c) may at any time be terminated by CML if CMFS, LLC fails to perform in a satisfactory manner;

    (d) shall terminate automatically in the event of its assignment by CMFS, LLC and shall be assignable by CML upon prior written notice to CMFS, LLC;

    (e)  may be terminated by CMFS, LLC on sixty days' written notice to CML.

    Termination of this agreement pursuant to this section shall be without payment of any penalty. In the event of termination for any reason, CML shall retain all records relating hereto, free from any claim or retention of rights by CMFS, LLC.

12. CONFIDENTIALITY. CMFS, LLC agrees not to disclose or use any records or information obtained hereunder in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if CML has authorized such disclosure, or if such disclosure is expressly required by applicable state or federal regulatory authorities.

13. AMENDMENT. This Agreement may be amended only by mutual consent of the parties by an instrument in writing.

14. APPLICABLE LAW AND LIABILITIES. This Agreement is executed and delivered in the State of Connecticut and shall be governed by and construed in accordance with the laws of Connecticut.

This Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act. To the extent that any provisions herein contained conflict with any applicable provisions of law, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.





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Connecticut Mutual Life Insurance Company



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By:

Connecticut Mutual Financial Services, LLC



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By: